As filed with the Securities and Exchange Commission on December 9, 2025

Registration No. 333-279178

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROS Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	76-0168604
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3200 Kirby Drive, Suite 600

Houston, Texas 77098

(713) 335-5151

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Damian W. Olthoff

General Counsel and Secretary

PROS Holdings, Inc.

3200 Kirby Drive, Suite 600

Houston, Texas 77098

(713) 335-5151

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

John J. Gilluly III, PC

Jeffrey Scharfstein, P.C.

Brent L. Bernell

DLA Piper LLP (US)

303 Colorado Street, Suite 3000

Austin, Texas 78701

(512) 457-7000

Approximate date of commencement of proposed sale to the public: Not applicable

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the Automatic Shelf Registration Statement No 333-279178 on Form S-3 (the “Registration Statement”) filed by PROS Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on May 7, 2024, pertaining to the registration of an indeterminate amount and number of common stock, preferred stock, debt securities, warrants, units, and or any combination of the foregoing (collectively, the “securities”).

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 22, 2025, among the Company, Portofino Parent, LLC, a Delaware limited liability company (“Parent”), and Portofino Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary was merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned direct subsidiary of Parent.

The Merger was consummated on December 9, 2025 (the “Effective Time”), pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware. In connection with the completion of the Merger, the Company terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 9, 2025.

PROS HOLDINGS, INC.

By:	/s/ Damian W. Olthoff
	Name:	Damian W. Olthoff
	Title:	General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.